Exhibit 99.1

[Citigate Sard Verbinnen Logo]

NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom Citigate Sard Verbinnen 212/687 — 8080

VECTOR GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2003 FINANCIAL RESULTS

__________________________________________________________

     MIAMI, FL, March 15, 2004 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the fourth quarter and full year ended December 31, 2003.

     For the full year ended December 31, 2003, revenues were $536.7 million, compared to $503.4 million for 2002. The Company recorded operating income of $4.3 million for 2003, compared to an operating loss of $18.7 million for 2002. The results for the year ended December 31, 2003 included pre-tax restructuring and impairment charges of $21.3 million relating to the closing of Vector Tobacco’s Timberlake, North Carolina facility and the results for the year ended December 31, 2002 included a pre-tax restructuring charge of $3.5 million. Adjusting for the 2003 and 2002 restructuring and impairment charges, operating income for 2003 was $25.6 million, compared to an operating loss for 2002 of $15.2 million. Net loss for 2003 was $15.6 million, or $0.40 per diluted common share, compared to net loss of $31.8 million, or $0.87 per diluted common share, for 2002.

     Fourth quarter 2003 revenues were $129.5 million, compared to revenues of $124.5 million in the fourth quarter of 2002. The Company recorded operating income of $11.9 million in the 2003 fourth quarter compared to operating income of $0.9 million in the fourth quarter of 2002. Net income for the 2003 fourth quarter was $3.5 million, or $0.09 per diluted common share, compared to net loss of $8.4 million, or $0.23 per diluted common share, in the 2002 fourth quarter.

     For the three months and year ended December 31, 2003, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $121.8 million and $503.2 million, respectively, compared to $122.3 million and

- more -

$495.0 million for the three months and full year ended December 31, 2002, respectively. Operating income was $30.6 million for the fourth quarter of 2003 and $119.7 million for 2003, compared to $32.1 million for the fourth quarter of 2002 and $102.7 million for the full year 2002. The 2002 results included a pre-tax restructuring charge of $3.5 million.

Conference Call To Discuss Fourth Quarter and Full Year 2003 Results

     As previously announced, the Company will host a conference call and webcast on Tuesday, March 16, 2004 at 10:00 A.M. (EST) to discuss fourth quarter and full year 2003 results. Investors can access the call by dialing 877-692-2590 or via live webcast at www.vcall.com

     A replay of the call will also be available shortly after the call ends on March 16, 2004 through March 23, 2004. To access the replay, dial 877-519-4471 and enter 4577681 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.

     Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.

[Financial Table Follows]

# # #

VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenues:
Tobacco*	$127,589	$124,132	$529,385	$502,417
Real estate leasing	1,925	340	7,298	1,001

Total revenues	129,514	124,472	536,683	503,418
Expenses:
Cost of goods sold*	77,105	82,005	339,617	344,622
Operating, selling, administrative and general expenses	39,247	41,592	171,509	174,043
Restructuring and impairment charges	1,221	—	21,300	3,460

Operating income (loss)	11,941	875	4,257	(18,707)
Other income (expenses):
Interest and dividend income	1,280	2,328	4,696	10,071
Interest expense	(6,647)	(8,408)	(29,734)	(27,825)
Gain (loss) on investments, net	879	(7,955)	1,955	(6,240)
Gain on sale of assets	478	68	478	9,097
Equity income (loss) from non-consolidated real estate businesses	265	(749)	901	(749)
Provision for uncollectibility of notes receivable	—	—	—	(13,198)
Other, net	(2)	(316)	19	(110)

Income (loss) from continuing operations before provision (benefit) for income taxes and minority interests	8,194	(14,157)	(17,428)	(47,661)
Provision (benefit) for income taxes	5,056	(710)	574	(6,353)
Minority interests	411	5,024	2,392	9,514

Net income (loss) from continuing operations	$3,549	$(8,423)	$(15,610)	$(31,794)

Per basic common share:
Net income (loss) applicable to common shares	$0.09	$(0.23)	$(0.40)	$(0.87)

Basic weighted average common shares outstanding	38,880,249	36,908,669	38,744,013	36,723,204

Per diluted common share:
Net income (loss) applicable to common shares	$0.09	$(0.23)	$(0.40)	$(0.87)

Diluted weighted average common shares outstanding	40,893,871	36,908,669	38,744,013	36,723,204

*	Revenues and Cost of goods sold include excise taxes of $45,874 and $47,806 for the 3 months ended December 31, 2003 and 2002 and $195,342 and $192,664 for the years ended December 31, 2003 and 2002, respectively.